Exhibit 99.1

5350 NE Dawson Creek Drive
Hillsboro, Oregon USA 97124-5793 Phone: 503 726-7500

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Treasurer & Communications Director

fletcher.chamberlin@fei.com

(503) 726-7710

FEI Announces Completion of Bilateral Advanced Pricing Agreement between the

U.S. and the Netherlands Tax Authorities

Company Revises its Outlook for Tax Expense for the Second Quarter of 2010

HILLSBORO, Ore., June 24, 2010 — FEI Company (NASDAQ: FEIC) announced that it has received confirmation that the U.S. and Netherlands taxing authorities have entered into a mutual agreement on various transfer pricing issues with respect to FEI. FEI has been providing valuation allowance against U.S. deferred tax assets and reserves for selected tax issues as required under ASC 740 (formerly FIN 48). As a result of this agreement, FEI will release valuation allowance and tax reserves estimated at between $15 million and $32 million in the second quarter of 2010. In addition, FEI will be able to finalize tax returns that should result in net cash refunds estimated at $5 million over the next 6 to 12 months.

As a result of this agreement, FEI is revising its guidance for tax expense for the second quarter of 2010. Previously the company estimated its tax expense for the second quarter at approximately 25% of pre-tax income. It is now revising that estimate to a tax benefit of $15 million to $32 million, equal to a $.36 to $.76 per share benefit to net income.

“This agreement between the U.S. and Dutch tax authorities will enable us to resolve various tax issues,” said Ray Link, Executive Vice President and CFO of FEI, “including completion of some older tax returns and receipt of significant tax refunds. In addition, it will result in the release of valuation allowances and tax reserves, resulting in a significant tax benefit to our P&L in the second quarter.”

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the tax rate in second quarter of 2010 and its impact on earnings per share guidance. Factors that could affect these forward-looking statements include, but are not limited to, finalization of tax returns for several years in the U.S. and the Netherlands; fluctuations in foreign exchange, income mix by tax jurisdiction, interest and tax rates; and unanticipated changes in tax rate and laws and accounting rules regarding taxes. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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